Exhibit 99.1

	CONTACT:	Brad Forsyth
Chief Financial Officer
NEWS RELEASE		(415) 408-4700

Willis Lease Finance Reports Nine Month Net Income to Common Up 50% Over 2010

NOVATO, CA – November 9, 2011 – Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, reported third quarter pretax profits grew 19% compared to the year ago period. Net income was $2.3 million in the third quarter of 2011, compared to $3.1 million in the third quarter a year ago. The current quarter’s net income was reduced by $1.3 million due to the inclusion of a tax adjustment related to the accounting for the sale of engines to the recently formed JV with Mitsui. After payment of preferred dividends, net income available to common shareholders was $1.5 million or $0.17 per diluted common share, compared to $2.3 million or $0.25 per diluted share in the third quarter a year ago.

For the first nine months of 2011, net income grew 35% to $10.9 million from $8.0 million in the first nine months a year ago. Net income attributable to common shareholders increased 50% to $8.5 million, or $0.96 per diluted share, from $5.7 million, or $0.62 per diluted share, in the first nine months of 2010.

Third Quarter 2011 Highlights (at or for the periods ended September 30, 2011, compared to June 30, 2011, and September 30, 2010):

•	The lease portfolio increased 2% year-over-year to $961 million, with four engines purchased and seven engines sold during the third quarter.

•

Average utilization for the quarter increased to 86%, compared to 83% in the preceding quarter and even with the third quarter of 2010. Utilization was 86% at the end of the third quarter compared to 89% at September 30, 2010.

•	Year-to-date total revenues increased 9% to $119.0 million, reflecting growth in all revenue components.

•

Lease rent revenues increased 5% to $26.5 million in the third quarter compared to $25.1 million a year ago. Year-to-date lease rents grew 4% to $79.4 million from $76.4 million in the first nine months of 2010.

•

Maintenance reserve revenues contributed $9.0 million to total third quarter revenues, compared to $10.1 million in the preceding quarter and $9.7 million in the year ago quarter. Year to date, maintenance reserve revenues grew 15% to $27.3 million from $23.7 million in the first nine months of 2010.

•	Gains on sale of leased equipment contributed $3.6 million to third quarter revenues and $11.2 million to year-to-date revenues.

•

Total third quarter net finance costs decreased 14% to $8.8 million compared to $10.3 million in the year ago quarter, reflecting the maturity of higher cost interest rate swaps over the past year and continuing low interest rates.

•	Liquidity available from the revolving credit facility was $105.0 million at quarter end, up from $89.2 million a year ago.

•	Book value per common share was $21.86 compared to $20.18 a year ago.

“Despite the continuing softness in lease rates and utilization that was lower than we would like, we continued to generate solid profits in both the third quarter and year-to-date periods. Pretax income increased 19% in the third quarter and 56% in the first nine months of the year,” said Charles F. Willis, Chairman and CEO. “We are starting to see signs of pricing improvement in the market compared to earlier this year, but whether this reflects a trend or a temporary market condition remains to be seen.

(more)

WLFC Reports 3Q11 EPS of $0.17

November 9, 2011

“There seem to be no shortage of investment opportunities in the marketplace today, ranging from large new multi-engine sale leaseback packages to small individual used turboprop engines—and everything in between, including older commercial and regional aircraft,” Willis continued. “To help position the company to take advantage of these opportunities, our finance team has been working hard to expand the sources of funds available to the company. We took a major step forward a few months ago with the formation of the new joint venture with Mitsui, which provided a new source of both debt and equity capital. We expect to make further progress shortly by putting a new and larger revolving credit facility in place in the fourth quarter. We have been very pleased to see the strong interest that domestic banks have shown toward participating in the new revolver. Raising growth capital is a full time job for a growing company like Willis Lease.”

“Our business is very dynamic, with demand fluctuating constantly by geographic region and by engine type,” said Donald A. Nunemaker, President. “In the current market, certain older engine types remain in high demand, compared to a few years ago when they were completely overshadowed by newer engine types. We don’t expect this situation to last forever, and believe that the lease market for the most modern engine types is where the action will be. Similarly, while Asia/China continues to be the most attractive long-term growth market, Europe has been our most active market so far this year.

“During the third quarter, we sold seven engines to our 50/50 engine joint venture with Mitsui, generating a $3.6 million gain on sale,” continued Nunemaker. “The JV with Mitsui is off to a good start. We are looking to capture a significant amount of new business in its first year of operation.”

“Lower hedging costs contributed to the 14% decline in net finance costs during the third quarter and year-to-date periods,” said Brad Forsyth, Chief Financial Officer. “With continuing lower interest rates, we believe our hedging position, which covers 57% of our floating rate debt, is adequate. A further $60 million of high cost interest rates swaps mature within the next six months, which will result in a further drop in our interest costs. We track prevailing interest swap rates closely and will continue to manage our hedge position appropriately based on market conditions.”

“As part of our shift to a more modern portfolio of engines, we moved a number of older engines out of our lease portfolio in 2008-09 and placed them on consignment with various aircraft engine part-out vendors,” Forsyth continued. “Market conditions for the sale of parts for these engines has worsened in the last two years as the supply of parts for the older engine types has increased due to the stepped up part-out activity for older less fuel efficient aircraft and engines. In the current quarter, we reviewed the valuation of our assets held with consignment vendors and have recorded a $2.3 million write-down on equipment held for sale in the third quarter compared to $2.7 million in the year ago quarter. With this write-down, our equipment held for sale has dropped to $4.5 million at September 30, 2011, down from $14.3 million at December 31, 2009.

The blended federal and state effective tax rate for the first nine months of 2011 was 46.2% compared to 37.8% a year ago. Income tax expense in the current quarter included additional tax expense of $1.3 million related to the accounting for the sale of engines to the recently formed JV with Mitsui.

WLFC Reports 3Q11 EPS of $0.17

November 9, 2011

Balance Sheet

At September 30, 2011, Willis Lease had 183 commercial aircraft engines, 3 aircraft parts packages and 3 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $961 million, compared to 168 commercial aircraft engines, 4 aircraft parts packages and 4 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $941 million a year ago. The Company’s funded debt-to-equity ratio was 2.95 to 1 at September 30, 2011, compared to 3.19 to 1 a year ago.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

WLFC Reports 3Q11 EPS of $0.17

November 9, 2011

WILLIS LEASE FINANCE CORPORATION

AND SUBSIDIARIES

Consolidated Statements of Income

	Three Months Ended September 30, 2011		% Change	Nine Months Ended September 30, 2011		% Change
(In thousands, except per share data, unaudited)	2011	2010		2011	2010
REVENUE
Lease rent revenue	$26,458	$25,090	5.5%	$79,419	$76,422	3.9%
Maintenance reserve revenue	8,962	9,739	(8.0)%	27,319	23,721	15.2%
Gain on sale of leased equipment	3,637	5,224	(30.4)%	11,231	7,533	49.1%
Other income	423	138	206.5%	1,015	992	2.3%

Total revenue	39,480	40,191	(1.8)%	118,984	108,668	9.5%

EXPENSES
Depreciation expense	12,456	13,021	(4.3)%	38,716	36,078	7.3%
Write-down of equipment	2,306	2,659	(13.3)%	2,306	2,659	(13.3)%
General and administrative	8,684	7,282	19.3%	26,108	20,334	28.4%
Technical expense	1,270	2,041	(37.8)%	5,737	6,390	(10.2)%
Net finance costs
Interest expense	8,876	10,362	(14.3)%	26,908	31,268	(13.9)%
Interest income	(42)	(66)	(36.4)%	(127)	(162)	(21.6)%

Total net finance costs	8,834	10,296	(14.2)%	26,781	31,106	(13.9)%

Total expenses	33,550	35,299	(5.0)%	99,648	96,567	3.2%

Earnings from operations	5,930	4,892	21.2%	19,336	12,101	59.8%
Earnings from joint ventures	232	283	(18.0)%	858	818	4.9%
Income before income taxes	6,162	5,175	19.1%	20,194	12,919	56.3%
Income tax expense	3,846	2,092	83.8%	9,334	4,879	91.3%

Net income	$2,316	$3,083	(24.9)%	$10,860	$8,040	35.1%
Preferred stock dividends paid and declared-Series A	782	782	0.0%	2,346	2,346	0.0%

Net income attributable to common shareholders	$1,534	$2,301	(33.3)%	$8,514	$5,694	49.5%

Basic earnings per common share	$0.18	$0.27		$1.01	$0.66

Diluted earnings per common share	$0.17	$0.25		$0.96	$0.62

Average common shares outstanding	8,397	8,683		8,423	8,691
Diluted average common shares outstanding	8,811	9,080		8,903	9,256

WLFC Reports 3Q11 EPS of $0.17

November 9, 2011

WILLIS LEASE FINANCE CORPORATION

AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data, unaudited)	Sept 30, 2011	Dec 31, 2010	Sept 30, 2010
ASSETS
Cash and cash equivalents	$6,007	$2,225	$2,013
Restricted cash	80,273	77,013	95,704
Equipment held for operating lease, less accumulated depreciation	960,504	998,001	940,638
Equipment held for sale	4,501	7,418	7,847
Operating lease related receivable, net of allowances	6,844	8,872	5,448
Notes receivable, net of allowances	587	747	937
Investments	15,037	9,381	10,802
Property, equipment & furnishings, less accumulated depreciation	7,040	6,971	7,122
Equipment purchase deposits	3,376	2,769	2,683
Other assets	11,141	12,565	12,249

Total assets	$1,095,310	$1,125,962	$1,085,443

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$16,079	$18,099	$11,384
Liabilities under derivative instruments	14,958	14,274	20,495
Deferred income taxes	84,002	75,645	69,883
Notes payable	684,084	731,632	705,337
Maintenance reserves	53,341	50,442	49,099
Security deposits	5,946	5,726	5,352
Unearned lease revenue	4,870	3,174	2,918

Total liabilities	863,280	898,992	864,468

Shareholders’ equity:
Preferred stock	$31,915	$31,915	$31,915
Common stock ($0.01 par value)	92	92	94
Paid-in capital in excess of par	56,781	60,108	61,699
Retained earnings	153,838	145,324	142,096
Accumulated other comprehensive loss, net of tax	(10,596)	(10,469)	(14,829)

Total shareholders’ equity	232,030	226,970	220,975

Total liabilities and shareholders’ equity	$1,095,310	$1,125,962	$1,085,443

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Note: Transmitted on GlobeNewswire on November 9, 2011 at 5:30 a.m. PDT.

-0-